Exhibit 99.1

CACI enters into definitive agreement to purchase Azure Summit Technology

Reston, Va., Sept. 16, 2024 – CACI International Inc (NYSE: CACI) announced today that it has entered into a definitive agreement to acquire Azure Summit Technology in an all cash transaction for $1.275 billion. In alignment with CACI’s mission to deliver distinctive expertise and differentiated technology to meet our customers’ greatest national security challenges, Azure Summit advances Department of Defense (DoD) mission outcomes with its portfolio of high-performance radio frequency (RF) technology and engineering talent focused on the electromagnetic spectrum.

“Azure Summit’s core capabilities and technology bolster CACI’s market-based strategy by expanding our offerings in intelligence, surveillance and reconnaissance (ISR), electronic warfare (EW), and signals intelligence (SIGINT) across multiple domains, platforms and customer sets,” said John Mengucci, CACI President and Chief Executive Officer. “In an environment of escalating global threats, the employees of both CACI and Azure Summit are culturally aligned and driven to support the most critical, sophisticated missions of our nation and our allies.”

“For our shareholders, the acquisition of Azure Summit is compelling both strategically and financially,” said Mengucci. “It not only enhances our offerings in areas of enduring national security priorities, but also brings with it an installed base of fielded, mature technology. And, from a financial standpoint, it will be immediately accretive across multiple financial metrics.”

“When combined with more than $400 million in share repurchases over the last six quarters, this transaction underscores CACI’s flexible and opportunistic capital deployment approach, which focuses on driving free cash flow growth and delivering long-term shareholder value,” said Mengucci.

“I am confident that CACI will offer outstanding career opportunities to our talented and dedicated employees,” said Azure Summit President and Chief Executive Officer Thomas Green. “The alignment between our cultures, technology and engineering heritage will drive continued innovation and growth under CACI leadership in the future. More importantly, our mission-focused customers will share the benefits from the combined business almost immediately.”

As a result of the $1.275 billion all-cash transaction, CACI expects to realize a tax benefit over the next 15 years, the present value of which is $194 million. Net of the present value of the tax benefit, the effective consideration is $1.08 billion. The transaction is subject to regulatory approvals and customary closing conditions and is expected to close in the second quarter of fiscal year 2025.

A conference call hosted by President and CEO John Mengucci and Chief Financial Officer Jeff MacLauchlan will be held this morning at 8:30 a.m. Eastern time to discuss this transaction. Details can be found on the CACI Investor Relations website.

About Azure Summit Technology
Azure Summit is an engineering company that develops and delivers high-performance RF hardware and software defined technologies for applications that deliver critical capabilities to address high priority existing and emerging missions for national security. Azure Summit has a diverse team of qualified engineers and mission subject matter experts (SMEs) with backgrounds in electrical, mechanical, RF, hardware, software, and systems engineering offering innovative signal processing solutions to challenging problems on platforms ranging from UAVs to manned aircraft and maritime platforms.

About CACI
At CACI International Inc (NYSE: CACI), our 24,000 talented and dynamic employees are ever vigilant in delivering distinctive expertise and differentiated technology to meet our customers’ greatest challenges in national security. We are a company of good character, relentless innovation, and long-standing excellence. Our culture drives our success and earns us recognition as a Fortune World's Most Admired Company. CACI is a member of the Fortune 1000 Largest Companies, the Russell 1000 Index, and the S&P MidCap 400 Index. For more information, visit us at www.caci.com.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the risk factors set forth in CACI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024, and other such filings that CACI makes with the Securities and Exchange Commission from time to time. Any forward-looking statements should not be unduly relied upon and only speak as of the date hereof.

Corporate Communications and Media:	Investor Relations:
Lorraine Corcoran, Executive Vice President, Corporate Communications	George Price, Senior Vice President, Investor Relations
(703) 434-4165, lorraine.corcoran@caci.com	(703) 841-7818, george.price@caci.com